Exhibit 10.2

TELEPHONE AND DATA SYSTEMS, INC.

2003 EMPLOYEE STOCK PURCHASE PLAN

(As Amended and Restated)

                     This Plan is an amendment and restatement of the Telephone and Data Systems, Inc. 2003 Employee Stock Purchase Plan which was approved by the shareholders of the Company at the annual meeting on May 8, 2003. The purpose of this amendment and restatement is to provide for the offer and sale of Special Common Shares to Employees of the Company and certain other participating Employers as a replacement for the previously offered Common Shares. This amendment and restatement of the Plan shall be submitted to the shareholders of the Company for approval at a special meeting of the Company’s shareholders scheduled on April 11, 2005, and if approved, shall be effective on the date of such shareholder approval.

SECTION 1. ESTABLISHMENT; PURPOSE; SCOPE.

                     Telephone and Data Systems, Inc. hereby establishes the Telephone and Data Systems, Inc. 2003 Employee Stock Purchase Plan to encourage and facilitate the purchase of Company Shares by Employees of the Company and certain other participating Employers. The Plan is intended to provide a further incentive for such Employees to promote the best interests of the Controlled Group and an additional opportunity to participate in its economic progress. It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” within the meaning of section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and provisions of the Plan shall be construed in a manner consistent with the Code.

SECTION 2. DEFINITIONS; CONSTRUCTION.

                     As used in this Plan, as of any time of reference, and unless the context otherwise requires:

                     (a)        “Affiliate” means any trade or business entity which is a member of the same controlled group (as described in section 414(b) and (c) of the Code) with the Company, any organization that is a member of an affiliated service group (as described in section 414(m) of the Code) with the Company or such a trade or business, or any other entity required to be aggregated with the Company pursuant to final regulations under section 414(o) of the Code.

                     (b)        “Benefits Representative” means the Employee Benefits Department of the Company located in Middleton, Wisconsin, or such other person or persons designated by the Committee to assist the Committee with the administration of the Plan.

                     (c)        “Board” means the Board of Directors of the Company as from time to time constituted.

                     (d)        “Common Shares” means the Common Shares of the Company, par value $0.01 per share, which have been listed on the American Stock Exchange both prior and subsequent to the Effective Date.

                     (e)        “Company” means Telephone and Data Systems, Inc., a Delaware corporation, and any successor thereto.

                     (f)        “Company Shares” means (i) the Common Shares prior to the Special Common Shares Effective Date and (ii) the Special Common Shares on and after the Special Common Shares Effective Date.

                     (g)        “Compensation” means an employee’s “Compensation” as defined in paragraph (11) of Article 2 of the Telephone and Data Systems, Inc. Tax-Deferred Savings Plan, as amended from time to time, determined without regard to the limitation on compensation which is taken into account under such plan pursuant to section 401(a)(17) of the Code.

                     (h)        “Controlled Group” means the Company and its Subsidiaries.

                     (i)        “Effective Date” means April 1, 2003.

                     (j)        “Eligibility Date” means the Effective Date and the first day of each subsequent calendar month.

                     (k)        “Eligible Employee” means any Employee, but excluding any individual who is a leased employee of an Employer (within the meaning of section 414(n) of the Code).

                     (l)        “Employee” means an individual whose relationship with an Employer is, under common law, that of an employee.

                     (m)        “Employee Stock Purchase Account” means the account established pursuant to Section 6(d) of the Plan to hold a Participant’s payroll deduction contributions.

                     (n)        “Employer” means the Company and (i) any entity that is a member of the Controlled Group that adopts the Plan as of the Effective Date, with the prior approval of the Company; and (ii) each entity that is or subsequently becomes a member of the Controlled Group and adopts the Plan as of any later date, with the prior approval of the Company.

                     (o)        “Fair Market Value” means the closing price of the applicable Company Share on the American Stock Exchange for the date of determination, or if such date is not a trading day, the closing price of such share on the American Stock Exchange on the next preceding trading day.

                     (p)        “Nominee” means the custodian designated by the Company for the Stock Accounts established hereunder.

                     (q)        “Participant” means any Eligible Employee of an Employer who meets the eligibility requirements of Section 5(a), and has elected to participate in the Plan as described in such Section. An individual shall cease to be a Participant as of the date he or she terminates employment with his or her Employer, for whatever reason; provided, however, that the transfer of employment from one Employer to another Employer shall not be considered a termination of employment hereunder.

                     (r)        “Plan” means the Telephone and Data Systems, Inc. 2003 Employee Stock Purchase Plan as amended and restated as herein set forth, and any future amendment or supplement thereto.

                     (s)        “Purchase Date” means the last day of each calendar quarter.

                     (t)        “Purchase Period” means a calendar quarter ending on a Purchase Date.

                     (u)        “Purchase Price” means, with respect to a Purchase Date, 85 percent of the Fair Market Value of the applicable Company Share determined as of such date.

                     (v)        “Special Common Shares” means the Special Common Shares of the Company, par value $0.01 per share, which the Company plans to distribute in 2005 in the form of a stock dividend with respect to the outstanding Common Shares and Series A Common Shares which are expected to be initially listed on the American Stock Exchange some time in 2005.

                     (w)        “Special Common Shares Effective Date” means the first day of the first Purchase Period for which the Committee determines in its sole discretion that all of the following conditions established by the Board have been satisfied with respect to the Special Common Shares, and accordingly, after such date, each Participant will be granted an option on all subsequent Purchase Dates to purchase only Special Common Shares and not the previously granted Common Shares:

(i)	Approval by the Company shareholders of the Amendment to the Restated Certificate of Incorporation of the Company to increase the authorized number of Special Common Shares;
(ii)	Effectiveness of the Amendment described in (i);
(iii)	Effectiveness of the distribution of Special Common Shares for the Plan with the Securities Exchange Commission;
(iv)	Registration of the Special Common Shares for the Plan with the Securities Exchange Commission;
(v)	Listing of the Special Common Shares on the American Stock Exchange;
(vi)	Receipt of all required approvals and consents;
(vii)	No legal prohibition; and

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(viii)	No rescission by the Board of this Amendment and Restatement to the Plan to change the shares being offered from Common Shares to Special Common Shares.

                     (x)        “Subsidiary” means an entity which is deemed to be a “subsidiary corporation” within the meaning of Section 424(f) of the Code.

                     (y)        “Termination Date” means the earliest of (i) December 31, 2008, (ii) such earlier date on which the Board terminates the Plan or (iii) the Purchase Date on which all of the applicable Company Shares available for issuance under the Plan shall have been purchased by Participants under the Plan.

The masculine gender, when appearing in this Plan, shall be deemed to include the feminine gender unless the context clearly indicates to the contrary. The words “hereof,” “herein,” and “hereunder,” and other similar compounds of the word “here,” shall mean and refer to the entire Plan and not to any particular provision or section of this document.

SECTION 3. ADMINISTRATION.

                     This Plan shall be administered by the 2003 Employee Stock Purchase Plan Committee (hereinafter referred to as the “Committee”), the members of which shall be individuals selected by the Board who do not satisfy the eligibility requirements of Section 5 hereunder. The Committee shall be comprised of LeRoy T. Carlson, Jr., Herbert S. Wander and Donald C. Nebergall. Subject to the express provisions hereof, the Committee shall have complete authority to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for the administration of this Plan. The Committee shall also have the complete authority and responsibility to determine when all of the conditions are satisfied with respect to the Special Common Shares Effective Date and then to direct that Participants will only be granted options on all subsequent Purchase Dates to purchase Special Common Shares and not the previously granted Common Shares. The Committee’s determinations on the matters referred to in this paragraph shall be conclusive. No member of the Committee shall be personally liable for any decision or determination made in good faith under the Plan.

SECTION 4. GRANT OF OPTION.

                     (a)        For each Purchase Period, each Eligible Employee after his or her Eligibility Date shall be granted an option on the Purchase Date (such Purchase Date also being referred to in the Plan as a “grant date”) to purchase a number of the applicable Company Shares, such number and Purchase Price to be determined in accordance with Section 7 and item (u) of Section 2, respectively.

                     (b)        Notwithstanding the foregoing, no Eligible Employee shall be granted any option for a Purchase Period if, immediately after the grant of such option, the Eligible Employee would own shares (including shares which may be purchased under the Plan) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries actually issued and outstanding immediately after such grant.

For purposes of the foregoing sentence, the rules of stock attribution set forth in section 424(d) of the Code shall apply in determining share ownership.

SECTION 5. ELIGIBILITY AND PARTICIPATION.

                     (a)        Any Eligible Employee of an Employer shall be eligible to participate in the Plan on and after the first Eligibility Date following such Eligible Employee’s satisfaction of the eligibility service requirement, or, if later, on and after the first Eligibility Date following the date on which the Eligible Employee’s Employer adopts the Plan. For purposes of this subsection, an Eligible Employee shall have satisfied the eligibility service requirement if he or she has completed at least three months of continuous service with an Employer. For the sole purpose of calculating length of service under the Plan, Employees shall be credited with service for an Employer, an Affiliate and any other member of the Controlled Group (even though such service may have been performed prior to the Company’s acquisition of such member or prior to the time such Affiliate became an Affiliate). No eligibility provision hereof shall permit or deny participation in the Plan in a manner contrary to the applicable requirements of the Code and the regulations promulgated thereunder.

                     (b)        On and after the first Eligibility Date as of which an Eligible Employee is eligible to participate in the Plan as described in subsection (a) of this Section, such Eligible Employee may elect to become a Participant in the Plan by making an election to enroll herein, in the time and manner prescribed by the Committee. Such Eligible Employee’s election shall specify his or her chosen rate of payroll deduction contributions described in Section 6, and shall authorize the Eligible Employee’s Employer to withhold a portion of his or her Compensation in the amount of any such payroll deduction contributions. The Eligible Employee’s election shall become effective as soon as administratively practicable after such election is received by the Benefits Representative or its designee.

                     (c)        If a Participant is transferred from one Employer to another Employer, such transfer shall not terminate the Participant’s participation in the Plan. Such transferred Participant may continue to make payroll deduction contributions under the Plan provided such Participant takes such action as the Committee may require, if any, in the time and manner prescribed by the Committee. If a Participant is transferred from an Employer to an Affiliate that is not a participating Employer, the Participant’s participation in the Plan shall cease and the entire balance of the Participant’s Employee Stock Purchase Account shall be refunded to the Participant as soon as administratively practicable thereafter. If such Participant subsequently is transferred from such Affiliate to a participating Employer, such Participant can resume making payroll deduction contributions under the Plan provided such Participant takes such action as the Committee may require, if any, in the time and manner prescribed by the Committee.

                     (d)        If an individual terminates employment with all Employers so as to discontinue participation in the Plan, and such individual is subsequently reemployed by an Employer, such individual shall not be required again to satisfy the eligibility service requirement described in subsection (a) of this Section, but rather shall be eligible to recommence participation on and after the first Eligibility Date after his or her date of reemployment, in the time and manner prescribed by the Committee.

                     (e)        Notwithstanding anything herein to the contrary, no member of the Committee shall be eligible to participate in the Plan.

SECTION 6. PARTICIPANT CONTRIBUTIONS.

                     (a)        Upon enrollment in the Plan a Participant shall elect, in the manner described in Section 5(b), a rate of payroll deduction contributions in an amount equal to a whole percentage not less than 1% and not more than 15% of such Participant’s Compensation for each payroll period, beginning as soon as administratively practicable following the Participant’s Eligibility Date and election to enroll in the time and manner prescribed by the Committee.

                     (b)        A Participant shall have the right from time to time to increase or decrease his or her designated rate of payroll deductions under the Plan by making an election authorizing such increase or decrease, in the time and manner prescribed by the Committee. Such election shall specify a percentage rate of payroll deduction contributions not less than 0% and not more than 15%. A Participant also may elect to withdraw from the Plan for the remainder of a calendar year, as described in Section 8. A decrease of a payroll deduction election hereunder to 0% shall not be treated as a withdrawal from the Plan for this purpose. A Participant’s election to change his or her rate of payroll deductions hereunder shall become effective as soon as administratively practicable after such election is received by the Benefits Representative or its designee.

                     (c)        A Participant’s designated rate of payroll deductions as in effect on the last day of a Purchase Period shall continue in effect during the subsequent Purchase Period unless and until the Participant files a change in the rate of payroll deductions as described in subsection (b) of this Section, or elects to withdraw from participation for the Purchase Period as described in Section 8.

                     (d)        All payroll deductions in the possession of the Company shall be segregated from the general funds of the Company. The Committee shall cause to be established a separate Employee Stock Purchase Account on behalf of each Participant to which shall be credited his or her payroll deduction contributions made under the Plan. Such Employee Stock Purchase Accounts shall be solely for accounting purposes, and there shall be no segregation of assets among the separate Accounts. Such Accounts shall not be credited with interest or other investment earnings. Each Employee Stock Purchase Account shall be restricted to the uses provided herein until such time as the Company applies the amounts credited thereto to purchase the applicable Company Shares under the Plan on behalf of Participants.

SECTION 7. PURCHASE OF COMPANY SHARES.

                     (a)        Subject to a Participant’s right of withdrawal from the Plan for the remainder of a calendar year, as described in Section 8 hereof, the balance of each Participant’s Employee Stock Purchase Account shall be applied on each Purchase Date to purchase the applicable Company Shares by dividing the balance of such account as of such date by the Purchase Price of the applicable Company Share as of such date. A Participant’s purchase of the applicable Company Shares shall be rounded to the nearest one-ten thousandth of a share (or such other fractional interest prescribed by the Committee). The Participant’s Employee Stock Purchase

Account shall be debited by the amounts applied to purchase such applicable Company Shares, and the Participant’s Stock Account shall be credited with such applicable Company Shares.

                     (b)        Upon termination of employment for any reason, the Participant’s participation in the Plan shall cease and the entire balance of the Participant’s Employee Stock Purchase Account shall be refunded to the Participant as soon as administratively practicable thereafter.

                     (c)        Notwithstanding any provision of this Plan to the contrary, a Participant’s right to purchase Company Shares during any calendar year shall be limited to the extent necessary so that the Participant’s right to purchase Company Shares under this Plan and under all other employee stock purchase plans maintained by members of the Controlled Group shall not accrue at a rate in excess of $25,000 of the Fair Market Value of Company Shares (determined on the grant date) for any calendar year determined in accordance with section 423(b)(8) of the Code and regulations promulgated thereunder. Any portion of the balance of a Participant’s Employee Stock Purchase Account in excess of the amount necessary to purchase shares on a Purchase Date in accordance with the foregoing limitation shall be refunded to the Participant as soon as administratively practicable thereafter.

                     (d)        Notwithstanding any provision of the Plan to the contrary, the maximum number of shares which shall be available for purchase under the Plan shall be 250,000 Common Shares and 320,000 Special Common Shares, subject to adjustment as provided in Section 11. The Common Shares and Special Common Shares to be sold under this Plan may, at the election of the Company, be treasury shares, shares originally issued for such purpose or shares purchased by the Company. In the event the amount of Common Shares or Special Common Shares to be purchased on behalf of all Participants collectively exceeds the applicable number of such Shares available for purchase under the Plan, the number of Common Shares or Special Common Shares, as the case may be, to be purchased by each Participant under this Section shall be determined by multiplying the number of such Shares which the Participant elected to purchase on such Purchase Date by the following fraction (or by applying such other equitable adjustment on a uniform basis as may be determined by the Committee):

The number of Common Shares or Special Common Shares, as applicable, available for purchase on the Purchase Date
The number of Common Shares or Special Common Shares, as applicable, to be purchased by all Participants on the Purchase Date

Any portion of the balance of a Participant’s Employee Stock Purchase Account that is not applied to purchase Common Shares or Special Common Shares on a Purchase Date as a result of the foregoing adjustment shall be refunded to the Participant as soon as administratively practicable thereafter.

SECTION 8. PARTICIPANT'S RIGHT TO WITHDRAW.

                     At any time during a Purchase Period, but in no event later than 15 days (or such shorter period prescribed by the Committee) prior to the Purchase Date for such Purchase Period, a Participant may elect to withdraw from participation in the Plan. A withdrawal election shall be made in the time and manner prescribed by the Committee. Upon a Participant’s election to withdraw from the Plan pursuant to this Section, the amount credited to the Participant’s Employee Stock Purchase Account shall be refunded to the Participant as soon as is administratively practicable, and such Participant’s participation in the Plan shall be terminated for the remainder of the calendar year in which such withdrawal election is made. The Participant shall be eligible to recommence participation in the Plan on or after the first day of the following calendar year in the time and manner prescribed by the Committee.

SECTION 9. SUSPENSION ON ACCOUNT OF EMPLOYEE'S HARDSHIP WITHDRAWAL.

                     If a Participant makes a hardship withdrawal from the Telephone and Data Systems, Inc. Tax-Deferred Savings Plan or any other plan with a cash or deferred arrangement qualified under section 401(k) of the Code which plan is sponsored, or participated in, by any Employer, such Participant shall be suspended from making payroll deductions under this Plan for a period of six months from the date of such hardship withdrawal. The balance of such Participant’s Employee Stock Purchase Account shall be applied to purchase the applicable Company Shares on the Purchase Date next occurring after the effective date of such hardship withdrawal, except to the extent the Participant withdraws from the Plan for the remainder of the calendar year, as described in Section 8, or discontinues participation in this Plan on account of the Participant’s termination of employment. After the expiration of such six-month period, the Participant may resume active participation in the Plan by electing to resume making payroll deductions hereunder, in the time and manner prescribed by the Committee, unless the Participant has withdrawn from participation in the Plan as described in Section 8 for the remainder of the calendar year which contains the date of expiration of such six-month period.

SECTION 10. STOCK ACCOUNT; ISSUANCE OF CERTIFICATES.

                     (a)        A Stock Account shall be established on behalf of each Participant for whom shares are purchased under this Plan (or, if so designated by the Participant, on behalf of such Participant and one other person as such Participant may designate as joint tenants with right of survivorship).

                     (b)        As of each Purchase Date, the applicable Company Shares purchased on a Participant’s behalf (including the right to fractional shares) shall be credited to the Participant’s Stock Account and shall be registered in the name of the Nominee. All rights accruing to an owner of record of such Company Shares, including dividend, voting and tendering rights, shall belong to the Participant for whom such Stock Account is established (including any joint tenant or, in the case of a deceased Participant, the Participant’s estate).

                     (c)        The Nominee shall establish procedures pursuant to which a Participant (including any joint tenant or, in the case of a deceased Participant, the executor or administrator of the Participant’s estate) can elect that the shares credited to the Participant’s Stock Account shall be registered in the name of such Participant, or in the names of such Participant and one other person as the Participant may designate as joint tenants with right of survivorship, as the case may be. Such a joint tenancy designation shall not apply to shares registered by the Participant’s estate after the Participant’s death. As soon as administratively practicable after such election, certificates representing such shares shall be issued to the Participant (including any joint tenant or, in the case of a deceased Participant, to the Participant’s estate). The Nominee shall also establish procedures pursuant to which a Participant (or the executor or administrator of the Participant’s estate) can receive a cash payment in lieu of any fractional shares credited to his or her Stock Account.

SECTION 11. CHANGES IN THE COMPANY'S CAPITAL STRUCTURE.

                     In the event of any conversion, stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of shares of the Company stock other than a regular cash dividend, the Committee shall adjust equitably (a) the number and class of shares or other securities that are reserved for sale under the Plan, (b) the number and class of shares or other securities that are subject to outstanding options, (c) the maximum number of shares that can be purchased by a Participant, and (d) the appropriate market value and other price determinations applicable to the options. The Committee shall make all determinations under this Section 11 in its sole discretion and all such determinations shall be conclusive and binding.

SECTION 12. AMENDMENT OF THE PLAN.

                     The Board may at any time, and from time to time, amend the Plan in any respect; provided, however, that any amendment that changes the number of shares to be reserved under the Plan (other than as provided in Section 11), or that otherwise requires stockholder approval under applicable law, shall not be effective unless stockholder approval is obtained in the time and manner prescribed by law.

SECTION 13. TERMINATION OF THE PLAN.

                     While it is intended that the Plan remain in effect until the Termination Date, the Board may terminate the Plan at any time in its discretion. Upon termination of the Plan, the Committee shall terminate payroll deductions and shall apply the balance of each Participant’s Employee Stock Purchase Account to purchase applicable Company Shares as described in Section 7 as if such termination date were a Purchase Date under the Plan and were the last day of the Plan. Notwithstanding the foregoing, upon termination of the Plan, a Participant may elect, in the time and manner prescribed by the Committee, to withdraw from participation in the Plan. As soon as administratively practicable after the termination of the Plan, the Committee shall refund to the Participant any amount in his or her Employee Stock Purchase Account, if any, that has not been applied to purchase applicable Company Shares as a result of the Participant’s election to withdraw from the Plan or as a result of the application of any limitation hereunder.

                     Notwithstanding any provision in the Plan to the contrary, the Plan shall automatically terminate as of the Purchase Date on which all applicable Company Shares available for purchase under the Plan shall have been purchased by Participants under the Plan.

SECTION 14. MISCELLANEOUS.

                     (a)        The Plan is subject to the approval of a majority of the votes cast on the matter by the stockholders of the Company within twelve months before or after its adoption by the Board.

                     (b)        The right to purchase applicable Company Shares under this Plan shall not be transferable by any Participant other than by will or the laws of descent and distribution, and must be exercisable, during his or her lifetime, only by the Participant.

                     (c)        No Participant shall have rights or privileges of a stockholder of the Company with respect to shares purchasable under this Plan unless and until the Participant shall become the holder of record of one or more applicable Company Shares.

                     (d)        The Company is not obligated to repurchase any applicable Company Shares acquired under the Plan.

                     (e)        The sale and delivery of applicable Company Shares under the Plan shall be in compliance with relevant statutes and regulations of governmental authorities, including state securities laws and regulations, and with the regulations of applicable stock exchanges.

                     (f)        This Plan and all determinations made hereunder and action taken pursuant hereto shall be governed by the laws of the State of Illinois and construed in accordance therewith.

                     (g)        Each Employer, by adopting the Plan, appoints the Company and the Board as its agents to exercise on its behalf all of the powers and authorities hereby conferred upon the Company and the Board by the terms of the Plan, including, but not by way of limitation, the power to amend and terminate the Plan. The authority of the Company and the Board to act as such agents shall continue for as long as necessary to carry out the purposes of the Plan.